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Part II                                                             Exhibit 99.2
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              Letter re: Independent Auditors' Preferability Letter


August 7, 1997


CVS Corporation
One CVS Drive
Woonsocket, RI  02895

Ladies and Gentlemen:

      We have audited the consolidated balance sheets of CVS Corporation, as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and have reported thereon under date of July 16, 1997. The aforementioned consolidated financial statements and our report thereon are incorporated by reference on Form S-3, filed July 16, 1997. As stated on page 17 of the Company's 1996 consolidated financial statements, which is incorporated by reference on Form S-3, the Company states the Revco portion of inventories and cost of sales have been restated from last-in, first-out ("LIFO") method to the first-in, first-out method ("FIFO") in order to conform the accounting method for combined inventories. The Company states in its consolidated financial statements that the change is a conforming change for the acquired inventories for both book and tax based on the presumption that all like inventory should be calculated on the same method. In addition, the Company believes the change provides a better matching of income and expenses due to the stability of costs and a better representation in the statement of position. In accordance with your request, we have reviewed and discussed with Company officials the circumstance and business judgment and planning upon which the decision to make this change in the method of accounting was based.

     With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of CVS Corporation"s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

     Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.


     Very truly yours,

/s/  KPMG Peat Marwick LLP
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KPMG PEAT MARWICK LLP
Providence, Rhode Island



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